Frontier Oilfield Services, Inc. 8-K

Exhibit 99.1

Frontier Oilfield Services, Inc.

220 Travis Street, Suite 500

Shreveport, LA 71101

Tel (214) 243-2610

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Tel (972) 243-2610
dod@frontierosi.com

FRONTIER OILFIELD SERVICES ANNOUNCES PARTIAL RESTRUCTURING OF CORPORATE INDEBTEDNESS

Shreveport, LA (September 8, 2017) – Frontier Oilfield Services, Inc. (OTCQB:FOSI) (“Frontier”) Announces a partial restructuring of corporate indebtedness effective August 31, 2017.

On June 30, 2017, Newt Dorsett, an affiliate and major stockholder agreed to exchange approximately $2,013,546 in accounts payable and accrued interest for 2,013,546 shares of common stock of the Company.

The Board approved the exchange and issuance of the shares as of June 30, 2017. The liabilities exchanged for common stock included the affiliates full interest in the accrued interest payable to the stockholder associated with the Term Loan Agreement and the Senior Loan Facility. The shares were issued by August 31, 2017.

Don Lawhorne, Chairman & CEO stated, “We are pleased that Mr. Dorsett, the Company’s lead investor, facilitated the restructure and remains fully supportive of Management’s plans for near term sustainability and future growth plans.”

Frontier Oilfield Services, Inc.’s primary business focus has been on wastewater recovery and disposal in recent years. Due to the prolonged down turn in the energy sector the company has scaled back its operations to reflect the current volume of activity. However, Frontier has modified its acquisition strategy to position itself for consolidation of existing and new technologies within the energy services sector.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.